Exhibit 99.1

Agenus Prioritizes Resources to Accelerate Registration and Commercialization of BOT/BAL Program in Multiple Cancers

Strategic Prioritization to Deliver Savings of $40M Through End of 2023

LEXINGTON, Mass.--(BUSINESS WIRE)--August 23, 2023--Agenus Inc. (“Agenus”) (Nasdaq: AGEN), a pioneer in immuno-oncology, today announced a strategic initiative to prioritize and focus resources to accelerate the development, registration, and commercialization of its flagship program botensilimab/balstilimab (BOT/BAL). Under this new plan, Agenus will temporarily postpone all preclinical and clinical programs not related to BOT/BAL. The plan will result in a workforce reduction of approximately 25% and deliver approximately $40 million in savings by the end of 2023.

The plan will reduce operating expenses across Agenus' global organization by concentrating its quality, manufacturing, clinical, regulatory, and research & development resources on the BOT/BAL program and drive commercial readiness.

"Now is the pivotal moment to concentrate our efforts on the BOT/BAL program. The observed clinical benefit in solid tumors underscores the program’s game-changing potential, and our rapid progress towards a first filing in 2024 highlights the necessity for prioritization in every aspect of our operations," said Chairman and Chief Executive Officer, Garo Armen, Ph.D. "By zeroing in on BOT/BAL, we expect to expedite regulatory approval and availability for healthcare providers and patients in need. Our decision to streamline operations reflects our commitment to the success of these programs while optimizing shareholder value."

"We deeply value the contributions of our employees and regret the necessity of these difficult decisions," Armen continued. "We are thankful for their dedication and hard work, and we are committed to providing support to those affected during this transition."

Agenus remains dedicated to its deep pipeline of immuno-oncology agents and plans to reactivate these programs in the future. Agenus’ partner-funded programs will not be affected by these measures.

About Botensilimab

Botensilimab, an investigational multifunctional CTLA-4 antibody, is designed to extend immunotherapy benefits to "cold" tumors, which have not historically responded to standard of care or other investigational therapies. Besides binding to the CTLA-4 receptor, its Fc-enhanced structure induces a memory immune response, downregulates regulatory T cells, and activates T cells, thereby enhancing immune responses. Approximately 600 patients have been treated with botensilimab in phase 1 and phase 2 clinical trials. Botensilimab alone, or in combination with Agenus’ PD-1 antibody, balstilimab, has shown clinical responses across nine metastatic, late-line cancers. For more information about botensilimab trials, visit www.clinicaltrials.gov with the identifiers NCT03860272, NCT05608044, NCT05630183, and NCT05529316.

About Agenus

Agenus is a leading immuno-oncology company targeting cancer and infectious diseases with a comprehensive pipeline of immunological agents. The company’s mission is to expand patient populations benefiting from cancer immunotherapy through combination approaches, using a broad repertoire of antibody therapeutics, adoptive cell therapies (through MiNK Therapeutics) and adjuvants (through SaponiQx). Agenus is headquartered in Lexington, MA. For more information, visit www.agenusbio.com or follow us on LinkedIn and Twitter @agenus_bio.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements relating to the anticipated savings as a result of the strategic initiative, the timing of potential regulatory applications, approval and commercialization for BOT/BAL, the continued development of Agenus’ partnered programs, the reactivation of certain pipeline programs, use of botensilimab and balstilimab, for instance, statements regarding therapeutic benefit and efficacy, mechanism of action (including validation of mechanism of action), potency, durability, and safety profile (including the absence of specific toxicities); and any other statements containing the words "may," "believes," "expects," "anticipates," "hopes," "intends," "plans," "forecasts," "estimates," "will," “establish,” “potential,” “superiority,” “best in class,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contacts

Investors
Zack Armen
Head of Investor Relations
917-362-1370
zack.armen@agenusbio.com

Media
781-674-4784
communications@agenusbio.com